SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934

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NaviSite, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NaviSite, Inc.
400 Minuteman Road
Andover, Massachusetts 01810

December 23, 2002

To our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of NaviSite, Inc. to be held on Tuesday, January 21, 2003 at 2:00 p.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109.

Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as the enclosed Annual Report to stockholders for the fiscal year ended July 31, 2002. NaviSite’s Board of Directors recommends that you vote in favor of each proposal set forth in the Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.

Thank you for your continued support.

Sincerely,

Patricia Gilligan
President and Chief Executive Officer

NAVISITE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of NaviSite, Inc., a Delaware corporation (“NaviSite”), will be held on Tuesday, January 21, 2003 at 2:00 p.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109, to consider and act upon the following matters:

(1)	To elect three members of the board of directors of NaviSite (the “Board of Directors”) to serve for one-year terms;

(2)	To ratify the appointment by the Board of Directors of KPMG LLP as the independent auditors of NaviSite for the fiscal year ending July 31, 2003; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Admission to the Annual Meeting will be on a first-come, first-served basis, and picture identification will be required to enter the Annual Meeting. Each stockholder will be entitled to bring a guest to the Annual Meeting. An individual arriving without picture identification will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Only stockholders of record as of the close of business on December 2, 2002 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting. The stock transfer books of NaviSite will remain open for the purchase and sale of NaviSite Common Stock.

By order of the Board of Directors,

Kevin H. Lo
Secretary

Andover, Massachusetts
December 23, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NAVISITE, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on January 21, 2003

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), for use at NaviSite’s 2002 Annual Meeting of Stockholders to be held on Tuesday, January 21, 2003 (the “Annual Meeting”) at the offices of Hale and Dorr LLP, 60 State Street, Boston, MA 02109, and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”).

The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2002 (the “2002 Annual Report”) are being mailed to stockholders on or about December 23, 2002.

Voting Securities and Votes Required

On December 12, 2002, the Board of Directors, pursuant to authority previously granted by NaviSite’s stockholders at last year’s annual meeting on December 19, 2001, approved a reverse stock split of the common stock, par value $0.01 per share, of NaviSite (the “NaviSite Common Stock”) at a ratio of one-for-fifteen (1:15) and set January 7, 2003 as the effective date for the reverse stock split. At the opening of market on January 8, 2003, NaviSite Common Stock will trade on the Nasdaq SmallCap Market under the symbol of “NAVID” for twenty trading days after the reverse stock split. No numbers in this Proxy Statement have been adjusted to reflect the effect of the January 7, 2003 reverse stock split.

Only holders of record of NaviSite Common Stock as of the close of business on December 2, 2002 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof. On the Record Date, there were an aggregate of 96,999,250 shares of NaviSite Common Stock issued and outstanding and entitled to vote. The holders of NaviSite Common Stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid annual meeting. Under NaviSite’s By-Laws, as amended (the “By-Laws”), a quorum will exist at the Annual Meeting if a majority of the shares of NaviSite Common Stock issued and outstanding and entitled to vote at the Annual Meeting are represented in person or by proxy. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker “non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

The affirmative vote of the holders of a plurality of the shares of NaviSite Common Stock cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of NaviSite Common Stock present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as NaviSite’s independent auditors for the fiscal year ending July 31, 2003 (Proposal No. 2).

Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (broker non-votes) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the shares of NaviSite Common Stock cast, or the ratification of the appointment of NaviSite’s independent auditors (Proposal No. 2), which requires an affirmative vote of a majority of the shares of NaviSite Common Stock present or represented by proxy and voting on the matter.

Proxies

Voting Your Proxy

You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can change your vote at the Annual Meeting.

Voting instructions are included on your proxy card. If you properly complete, sign and date your proxy card and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted for each of such proposals, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment of the Annual Meeting, including for the purposes of soliciting additional proxies.

Revoking Your Proxy

You may revoke your proxy before it is voted by:

•	Notifying NaviSite’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	Voting in person at the Annual Meeting.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.

Proxy Solicitation

This solicitation is made on behalf of the Board of Directors and NaviSite will bear the costs of the solicitation. Proxies may also be solicited by telephone, fax or personal interview by the directors, officers and employees of NaviSite and its affiliates, who will not receive additional compensation for the solicitation. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (888) 298-8222. If you want to receive separate copies of the Proxy Statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the By-Laws, all of NaviSite’s directors are elected at each annual meeting of stockholders and hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be fixed from time to time by a majority of the Board of Directors. During a portion of NaviSite’s fiscal year ended July 31, 2002, Messrs. Craig D. Goldman and Stephen D.R. Moore also served as directors of NaviSite, but they did not stand for reelection to the Board of Directors at NaviSite’s annual meeting of stockholders held on December 19, 2001 and have not served as directors of NaviSite since that date.

On September 11, 2002, in connection with the change in control of NaviSite by ClearBlue Technologies, Inc., a privately held managed service provider based in San Francisco, California (“ClearBlue”), the Board of Directors fixed the number of directors at four and elected each of Andrew Ruhan and Arthur Becker as a director to fill the two resulting vacancies on the Board of Directors. Messrs. David S. Wetherell and George A. McMillan resigned from the Board of Directors on October 2, 2002, leaving two active members and two vacancies on the Board of Directors. On October 24, 2002, Gabriel Ruhan was elected as a director, resulting in three active members and one vacancy on the Board of Directors. NaviSite presently has no independent directors as defined by Nasdaq Marketplace Rule 4200(a)(14).

Currently the number of directors has been fixed at four, with three active members and one vacancy on the Board of Directors. Immediately following the Annual Meeting, should you elect the three nominees named below for director, NaviSite will have one vacancy on the Board of Directors. The Board of Directors has established a search committee to search for three independent directors and expects to have independent directors on the Board of Directors no later than March 2003 and plans to enlarge the Board of Directors accordingly to accommodate the appointment of such independent directors.

The Board of Directors recommends that the three nominees named below be elected as directors of NaviSite. The persons named as proxies will vote to elect the three nominees named below as directors of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a director, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Biographical and certain other information concerning NaviSite’s nominees for re-election to the Board of Directors, each of whom is presently serving as a director, is set forth below. Information with respect to the number of shares of NaviSite Common Stock beneficially owned by each director, as of December 12, 2002, appears below in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” With the exception of Gabriel Ruhan, who is the brother of Andrew Ruhan, no director or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Nominees for Election to the Board of Directors

Andrew Ruhan, age 40, has served as a director of NaviSite since September 11, 2002. Mr. Ruhan is Chief Executive Officer and a director of ClearBlue. From 1998 to 2002, Mr. Ruhan was Chief Executive Officer of Global Switch Group, a data center company in Great Britain. Prior to 1998, Mr. Ruhan was a private investor.

Arthur Becker, age 52, has served as a director of NaviSite since September 11, 2002. Mr. Becker is Vice Chairman and a director of ClearBlue. For the past five years, Mr. Becker has been a private investor, and since 1999, he has been a Managing Member of Madison Technologies LLC, a fund that is focused on finding and evaluating investment opportunities in technology and telecommunications companies.

Gabriel Ruhan, age 37, has served as a director of NaviSite since October 2002. Mr. Ruhan is a director of ClearBlue. From 1998 to 2002, Mr. Ruhan was Corporate Development Director of Global Switch Group, a data center company in Great Britain. Prior to 1998, Mr. Ruhan was a private investor.

The Board of Directors recommends a vote FOR the election of the above-named nominees as directors of NaviSite.

Board and Committee Meetings

The Board of Directors held six meetings during the fiscal year ended July 31, 2002. During the period in which he served as a director of NaviSite, each director attended at least 75% of the aggregate of the number of Board of Directors meetings and the number of meetings held by all committees on which he served.

The Board of Directors has designated two principal standing committees, an audit committee (the “Audit Committee”) and a compensation committee (the “Compensation Committee”).

The Audit Committee reviews the professional services provided by NaviSite’s independent accountants, the independence of such accountants from NaviSite’s management, NaviSite’s annual and quarterly financial statements and NaviSite’s system of internal accounting and financial controls. The Audit Committee also reviews other matters with respect to its accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention and recommends to the Board of Directors the appointment of independent auditors to audit NaviSite’s financial statements each year. The Board of Directors first adopted and approved a written charter for the Audit Committee in June 2000.

During the last fiscal year, the Audit Committee consisted of Stephen D.R. Moore, Craig D. Goldman and George A. McMillan from August 1, 2001 until December 19, 2001, and solely of Mr. McMillan from December 19, 2001 through the end of the last fiscal year. The Audit Committee continued to consist solely of Mr. McMillan until his resignation from the Board of Directors on October 2, 2002, and solely of Mr. Becker since October 2, 2002. The Audit Committee currently consists of one non-employee director, Arthur Becker. During the last fiscal year, the Audit Committee held four meetings. Mr. McMillan was appointed to the Audit Committee pursuant to Nasdaq Marketplace Rule 4310(c)(26)(B)(ii), which permits one director who is not independent, as defined in Rule 4200, and is not a current employee or an immediate family member of such employee, to be appointed to the Audit Committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of NaviSite and its stockholders. The Board of Directors determined that, after having reviewed the educational and employment background of Mr. McMillan, it was in the best interests of NaviSite and its stockholders to allow Mr. McMillan to serve as a member of the Audit Committee during the last fiscal year. NaviSite presently has no independent directors as defined by Nasdaq Marketplace Rule 4200(a)(14).

During the last fiscal year, the Compensation Committee consisted of Stephen D.R. Moore, Craig D. Goldman and David S. Wetherell from August 1, 2001 until December 19, 2001, and solely of Mr. Wetherell from December 19, 2001 through the end of the last fiscal year. The Compensation Committee continued to consist solely of Mr. Wetherell until his resignation from the Board of Directors on October 2, 2002, and the Compensation Committee has consisted since October 2, 2002 of two non-employee directors, Andrew Ruhan and Arthur Becker. The Compensation Committee of the Board of Directors determines salaries, incentives and other forms of compensation for officers and other key employees of NaviSite and administers NaviSite’s incentive compensation and benefit plans. During the last fiscal year, the Compensation Committee held two meetings.

Compensation of Directors

In March 2002, after completing a review of director compensation for comparable companies, the Board of Directors agreed (i) to grant to independent directors upon initial election to the Board options to purchase 50,000 shares of NaviSite Common Stock and (ii) that any independent director be paid $1,500 per Board of Directors meeting attended. Additionally, independent directors of the Board of Directors will be granted an annual option to purchase 10,000 shares of NaviSite Common Stock on the anniversary of their election to the Board of Directors. The initial option grant of 50,000 shares vests monthly over three years (1/36th of the number of shares vest monthly). The subsequent annual option grant of 10,000 shares vests monthly commencing on the 37th month of the date of grant (1/12th of the options vest monthly). NaviSite has had no independent directors since this policy was implemented in March 2002, so NaviSite has made no such payments to directors on its Board of Directors. Apart from the arrangements discussed above, NaviSite does not pay any cash compensation to members of its Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in NaviSite’s Amended and Restated 1998 Equity Incentive Plan. Any director who is not also an officer or employee of NaviSite, any subsidiary of NaviSite or CMGI, Inc. (“CMGI”) or ClearBlue is entitled to non-statutory option grants under NaviSite’s 1999 Stock Option Plan for Non-Employee Directors.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of December 12, 2002, with respect to the beneficial ownership of NaviSite Common Stock by the following:

•	each person known by NaviSite to beneficially own more than 5% of the outstanding shares of NaviSite Common Stock;

•	each of NaviSite’s directors;

•	each of the Named Executive Officers (as defined below under the heading “Executive Compensation and Other Information”); and

•	all of the Named Executive Officers and directors as a group.

For purposes of the following tables, beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted in the footnotes to the respective tables, NaviSite believes that each person or entity named in the tables has sole voting and investment power with respect to all shares of NaviSite Common Stock shown as beneficially owned by them, subject to applicable community property laws.

The percentage ownership of NaviSite Common Stock of each person or entity named in the following table is based on 180,806,461 shares of NaviSite Common Stock outstanding as of December 12, 2002. Shares of NaviSite Common Stock issuable under options that are currently exercisable or exercisable within 60 days after December 12, 2002 (“Presently Exercisable Options”) are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.

	NaviSite Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
ClearBlue Technologies, Inc.(1)	334,730,072	94.49%
100 First Street
Suite 2000 San Francisco, CA 94105

Directors and Named Executive Officers

Patricia Gilligan(2)	316,900	*
Kevin H. Lo(3)	272,811	*
Robert C.B. Poon(4)	27,083	*
Andrew Ruhan(5)	0	*
Arthur Becker(6)	0	*
Gabriel Ruhan(7)	0	*
All executive officers and directors as a group (6 persons)(5)(6)(7)(8)	616,794	*

*	Percentage is less than 1% of the total number of outstanding shares of NaviSite Common Stock.

(1)
Includes 173,435,897 shares of NaviSite Common Stock issuable upon conversion of a 12%, convertible, senior secured note of NaviSite representing an aggregate principal amount of approximately $45 million (the “Note”). The Note was previously held by HPFS before being transferred to ClearBlue on September 11, 2002. The Note requires payment of interest only, at 12% per annum, for the first three years from the original date of issuance (November 8, 2001) and then repayment of principal and interest, on a straight-line basis, over the next three years until maturity on the sixth anniversary of the date of issuance. At NaviSite’s option, NaviSite may make interest payments approximately 16.67% in shares of NaviSite Common Stock, in the case of amounts owed under the Note, through December 2003. In addition, the payment of interest in NaviSite Common Stock requires that NaviSite be listed for trading on the Nasdaq National Market. On May 10, 2002, NaviSite applied to transfer voluntarily to the Nasdaq SmallCap Market. On June 4, 2002, Nasdaq approved NaviSite’s transfer application, and the NaviSite Common Stock was transferred to the Nasdaq SmallCap Market at the opening of business on June 10, 2002. As a result of NaviSite’s transfer to the Nasdaq SmallCap Market, NaviSite was required to make 100% of the interest payments in cash or receive a waiver from the holder of the Note for the Nasdaq National Market requirement. On October 10, 2002, NaviSite received a waiver from ClearBlue permitting the payment of interest to be made in the form of NaviSite Common Stock consistent with NaviSite’s listing on the Nasdaq SmallCap Market and waiving any noncompliance of timely payments of interest or principal. On December 12, 2002, ClearBlue gave NaviSite the right, at NaviSite’s option, to prepay 100% of the interest accrued at December 12, 2002 on the Note in NaviSite Common Stock. On December 12, 2002, NaviSite prepaid the $1.1 million of interest related to the Note in approximately 4.8 million shares of NaviSite Common Stock. In addition, ClearBlue waived all interest for the period December 12, 2002 through December 31, 2003 resulting from the Note. The Note is secured by substantially all of the assets of NaviSite and cannot be prepaid. The principal balance may be converted into NaviSite Common Stock at the option of the holder at any time prior to or at maturity at a conversion rate of $0.26 per share. The holder of the Note is entitled to both demand and “piggyback” registration rights and anti-dilution protection under certain circumstances. ClearBlue has indicated to NaviSite that it intends to distribute its NaviSite Common Stock to its stockholders, ClearBlue Atlantic, LLC, Hewlett-Packard Financial Services Company, CMGI and Denis Martin, on a pro rata basis on a date subsequent to December 12, 2002.

(2)	Includes 316,900 shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options.
(3)	Includes 272,811 shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options.
(4)	Includes 27,083 shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options. Mr. Poon left the employ of NaviSite on December 20, 2002.
(5)
Excludes 334,730,072 shares of NaviSite Common Stock owned by ClearBlue (including shares issuable upon conversion of the Note), with respect to which Mr. A. Ruhan disclaims beneficial ownership. Mr. A. Ruhan is Chief Executive Officer and a director of ClearBlue.

(6)
Excludes 334,730,072 shares of NaviSite Common Stock owned by ClearBlue (including shares issuable upon conversion of the Note), with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is Vice Chairman and a director of ClearBlue.

(7)
Excludes 334,730,072 shares of NaviSite Common Stock owned by ClearBlue (including shares issuable upon conversion of the Note), with respect to which Mr. G. Ruhan disclaims beneficial ownership. Mr. G. Ruhan is a director of ClearBlue.

(8)	Includes 616,794 shares of NaviSite Common Stock issuable upon the exercise of Presently Exercisable Options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires NaviSite’s directors, officers and persons who own more than 10% of a registered class of NaviSite’s equity securities (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, NaviSite believes that, during the fiscal year ended July 31, 2002, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act.

Executive Compensation and Other Information

Summary Compensation Table

The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended July 31, 2002, 2001 and 2000 to (i) NaviSite’s chief executive officer, and (ii) each of the other four most highly compensated executive officers whose total annual salary and bonuses for fiscal year 2002 exceeded $100,000 (collectively, the “Named Executive Officers”). In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

	Annual Compensation				Long-Term Compensation
Name and Principal Position	July 31,	Salary	Bonus		Securities Underlying Options		All Other Compensation
Patricia Gilligan(1)	2002	$262,724	$122,025	(2)	500,000		$2,921	(3)
Chief Executive Officer and President	2001	215,909	180,713	(4)	297,500	(5)	3,501	(3)
	2000	17,898	—		155,000		—

Kevin H. Lo(6)	2002	175,628	117,000	(7)	500,000		—
Chief Financial Officer and Senior Vice President of Finance and Strategy	2001	100,660	8,274		185,000	(5)	—

Wayne Whitcomb(8)	2002	165,218	47,588	(9)	75,000		—
Vice President of Research & Development and Information Systems/Information Technology

Stephen J. Kirchoff(10)	2002	137,782	10,050	(11)	500,000		17,435	(12)
Executive Vice President, Sales and Marketing

Robert C.B. Poon(13)	2002	112,269	27,538	(14)	250,000		1,830	(3)
Vice President of Service Delivery

(1)	Ms. Gilligan was appointed NaviSite’s Chief Executive Officer in July 2001. Prior to this appointment, Ms. Gilligan served as Chief Operating Officer of NaviSite since June 2000.
(2)	Includes $50,000 retention bonus paid on March 15, 2002 and $72,025 management incentive bonus paid on August 19, 2002.
(3)	Represents the amount of matching contributions made by NaviSite under CMGI’s 401(k) Plan.
(4)	Includes $125,000 retention bonus paid on July 31, 2001.
(5)	Includes options to purchase 100,000 shares of NaviSite Common Stock granted as part of a retention package with quarterly vesting over a two-year period.
(6)
Mr. Lo was appointed NaviSite’s Chief Financial Officer and Senior Vice President of Finance and Strategy in January 2002. Prior to his appointment, Mr. Lo served as NaviSite’s Vice President, Business Development, Marketing and Services since July 2001.

(7)	Includes $50,000 retention bonus, $25,000 of which was paid on December 14, 2001 and $25,000 of which was paid on March 15, 2002, and $67,000 management incentive bonus paid on August 19, 2002.

(8)
Mr. Whitcomb became an executive officer of NaviSite in November 2001. Mr. Whitcomb left the employ of NaviSite on September 6, 2002. In connection with his departure from NaviSite, Mr. Whitcomb received $91,528 in severance and release payments. These payments are not reflected above since they occurred in September 2002 and were unrelated to his compensation for the fiscal year ending  July 31, 2002.

(9)	Includes $30,000 retention bonus, $15,000 of which was paid on December 14, 2001 and $15,000 of which was paid on March 15, 2002, and $17,588 management incentive bonus paid on August 19, 2002.
(10)
Mr. Kirchoff became an executive officer of NaviSite in December 2001. Mr. Kirchoff left the employ of NaviSite on August 30, 2002. In connection with his departure from NaviSite, Mr. Kirchoff received $55,000 in severance and release payments. In addition, on August 28, 2002, Mr. Kirchoff entered into an agreement with NaviSite whereby Mr. Kirchoff performed strategic and marketing consulting services through October 31, 2002 for $40,000. These payments are not reflected above since they are unrelated to his compensation for the fiscal year ending July 31, 2002.

(11)	Includes $10,050 management incentive bonus paid on August 19, 2002.
(12)	Represents amounts paid for housing, airfare and auto rental.
(13)	Mr. Poon became an executive officer of NaviSite in December 2001. Mr. Poon left the employ of NaviSite on December 20, 2002.
(14)	Includes $5,000 signing bonus paid on January 25, 2002 and $22,538 management incentive bonus paid on August 19, 2002.

Option Grants During the Fiscal Year Ended July 31, 2002

The following table sets forth information regarding options to purchase NaviSite Common Stock granted to the Named Executive Officers during the fiscal year ended July 31, 2002. The exercise price per share of each option is equal to the fair market value of NaviSite Common Stock on the date of grant, as determined pursuant to NaviSite’s Amended and Restated 1998 Equity Incentive Plan. Potential realizable values set forth in the table are net of the exercise price, but before taxes associated with the exercise, and are based on the assumption that NaviSite Common Stock appreciates at the annual rate shown from the date of the grant until the expiration of the five-year option term. These numbers are calculated based on rules of the SEC and do not represent NaviSite’s estimate or projection of future stock prices. The actual amount a Named Executive Officer may realize, if any, will depend upon the future performance of NaviSite Common Stock, overall stock market conditions and the optionholder’s continued employment with NaviSite through the vesting period. Accordingly, the potential realizable values reflected in the table may not be achieved. NaviSite has never granted any stock appreciation rights.

STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2002

	Individual Grants (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price (Per Share)	Expiration Date
						5%	10%
Patricia Gilligan	500,000	(1)	12.48%	$0.30	03/07/07	$39,417	$89,513
Kevin H. Lo	500,000	(1)	12.48	0.34	12/23/06	27,797	79,564
Wayne Whitcomb	75,000	(2)	1.87	0.26	03/20/07	4,427	10,689
Stephen J. Kirchoff	500,000	(1)	12.48	0.38	12/16/06	39,700	99,816
Robert C.B. Poon	100,000	(3)	2.49	0.42	01/06/07	11,597	25,624
	150,000	(2)	3.75	0.26	03/20/07	8,854	21,378

(1)
The term of each option is five years from the date of grant. With respect to each option grant, 25% of the option vests and becomes exercisable after the first year and the remaining 75% of the option vests and becomes exercisable in equal monthly installments over the 36 months thereafter. With respect to each option grant, 100% of the option vests and becomes exercisable in the event of a change in control and termination of employment within twelve months from such change in control.

(2)
The term of each option is five years from the date of grant. With respect to each option grant, each option vests and becomes exercisable 50% on the first anniversary of the grant date and the remaining 50% at the second anniversary of the grant date. With respect to each option grant, 100% of the option vests and becomes exercisable in the event of a change in control and termination of employment within twelve months from such change in control.

(3)
The term of each option is five years from the date of grant. With respect to each option grant, 25% of the option vests and becomes exercisable after the first year and the remaining 75% of the option vests and becomes exercisable in equal monthly installments over the 36 months thereafter.

Options Exercised During Fiscal Year Ended July 31, 2002

The following table sets forth information concerning options to purchase NaviSite Common Stock exercised by the Named Executive Officers during the fiscal year ended July 31, 2002, and the number and value of unexercised options to purchase NaviSite Common Stock held by the Named Executive Officers as of July 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at July 31, 2002		Value of Unexercised In-The- Money Options at July 31, 2002(1)
Name	Shares Acquired on Exercise (#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patricia Gilligan	—	—	243,124	709,376	—	—
Kevin H. Lo	—	—	95,520	589,480	—	—
Wayne Whitcomb	—	—	17,708	107,292	—	—
Stephen J. Kirchoff	—	—	—	500,000	—	—
Robert C.B. Poon	—	—	—	250,000	—	—

(1)
The value of the unexercised in-the-money NaviSite options is calculated by multiplying the number of shares of NaviSite Common Stock underlying the options by the difference between $0.12, which was the closing price per share of NaviSite Common Stock on the Nasdaq SmallCap Market on July 31, 2002 and the applicable per share exercise price of the option.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

No Named Executive Officer has an employment agreement. Ms. Gilligan and Messrs. Lo and Poon each have retention agreements with NaviSite which provide for payments of $275,000, $200,000 and $100,000, respectively, upon a “change in control” and subsequent “termination” (other than for “cause”) or resignation based upon “good reason” (each as defined in the respective retention agreement of such individuals).

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, the Compensation Committee consisted of Stephen D.R. Moore, Craig D. Goldman and David S. Wetherell from August 1, 2001 until December 19, 2001, and solely of Mr. Wetherell from December 19, 2001 until October 2, 2002. Mr. Wetherell is the Chairman of CMGI, with whom NaviSite had a significant relationship. The Compensation Committee currently consists of Messrs. Andrew Ruhan and Becker, and Mr. Ruhan serves as chairman. Both Messrs. Ruhan and Becker are officers and directors of ClearBlue, with whom NaviSite has a significant relationship. These relationships and certain transactions between NaviSite and CMGI and its affiliates and ClearBlue are more fully discussed below in the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions.” No member of the Compensation Committee is currently nor has been at any time an officer or employee of NaviSite or any subsidiary of NaviSite.

Report of the Audit Committee

In connection with the preparation and filing of NaviSite’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, the Audit Committee (i) reviewed and discussed the audited financial statements with NaviSite’s management, (ii) discussed with KPMG LLP, NaviSite’s independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) discussed the independence of KPMG LLP with KPMG LLP. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in NaviSite’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented).

AUDIT COMMITTEE

Arthur Becker, Chairman

Independent Auditors Fees and Other Matters

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NaviSite’s annual financial statements for the fiscal year ended July 31, 2002 and fees billed for other services rendered by KPMG LLP.

•
Audit Fees: $377,382 for services rendered for the annual audit of NaviSite’s consolidated financial statements for the fiscal year ended July 31, 2002 and the quarterly reviews of the financial statements included in NaviSite’s Forms 10-Q;

•	Financial Information Systems Design and Implementation Fees: $0; and

•	All Other Fees: $74,135 for due diligence services.

Report of the Compensation Committee

This report discusses the Compensation Committee’s compensation objectives and policies with respect to NaviSite’s executive officers. The report reviews the compensation of senior executive officers as a group for the last fiscal year and, specifically, the compensation of Patricia Gilligan, NaviSite’s Chief Executive Officer.

Compensation Philosophy.    NaviSite’s executive compensation program has three objectives: (i) to align the interests of its executive officers with the interests of NaviSite’s stockholders by basing a significant portion of an executive’s compensation on NaviSite’s performance, (ii) to attract and retain highly talented and productive executives and (iii) to provide incentives for superior performance by NaviSite’s executives. To achieve these objectives, the Compensation Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of NaviSite’s employees.

The Compensation Committee reviews NaviSite’s executive compensation program annually. In its review, the Compensation Committee assesses the competitiveness of NaviSite’s executive compensation program and reviews NaviSite’s performance for the previous fiscal year. In future years, the Compensation Committee will gauge the success of the compensation program in achieving its objectives in the previous year and will consider NaviSite’s overall performance objectives. Each element of NaviSite’s executive compensation program is discussed below.

Benefits.    The Compensation Committee believes that NaviSite must offer a competitive benefits program to attract and retain key executives. NaviSite provides the same medical and other benefits to its executive officers that are generally available to its other employees. Senior executives, along with all eligible employees of NaviSite, may also choose to participate in NaviSite’s 401(k) plan.

Long-Term Incentive Compensation.    NaviSite’s long-term incentive compensation plan for its executive officers is based upon NaviSite’s Amended and Restated 1998 Equity Incentive Plan. The Compensation Committee believes that placing a portion of an executive’s total compensation in the form of stock options achieves three objectives. It aligns the interest of NaviSite’s executives directly with those of NaviSite’s stockholders, gives executives a significant long-term interest in NaviSite’s success and helps NaviSite retain key executives. In determining the number and terms of options to grant an executive, the Compensation Committee will primarily consider subjectively the executive’s past performance and the degree to which an incentive for long-term performance would benefit NaviSite.

Compensation of the Chief Executive Officer.    The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with NaviSite’s general policies concerning executive compensation and is appropriate in light of NaviSite’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards.

Ms. Gilligan joined NaviSite as its Chief Operating Officer in July 2000 and has served as its Chief Executive Officer and President since July 2001. Ms. Gilligan’s base salary for the last fiscal year was $262,724. Ms. Gilligan also received an option to acquire 500,000 shares of NaviSite Common Stock at an exercise price of $0.30 per share. Last fiscal year, Ms. Gilligan received a $50,000 retention bonus and a $72,025 management incentive bonus based upon her achievement of performance objectives determined by the Board of Directors. Ms. Gilligan’s compensation was designed to align her interests with those of NaviSite’s stockholders by tying the value of the stock option award and her eligibility for periodic cash bonuses to the success of her efforts towards both building NaviSite’s management team, business and infrastructure and improving the operating and financial performance of NaviSite. The Compensation Committee believes that Ms. Gilligan’s compensation has been consistent with the Compensation Committee’s compensation philosophy.

During NaviSite’s last fiscal year, under the leadership of Ms. Gilligan, NaviSite successfully executed its business plan and stabilized its business. Financially, NaviSite raised approximately $65 million in new financing from Compaq Financial Services Corporation (now known as Hewlett-Packard Financial Services Company, which is referred to herein as HPFS) and CMGI, restructured over $80 million in operating lease assets, consolidated excess data center and bandwidth circuits, executed a reorganization of the company and realized significant labor efficiencies. As a result, NaviSite reduced its cash burn rate from approximately $7.3 million per month in NaviSite’s fourth quarter of its fiscal year ended July 31, 2001 to less than $1.5 million per month by the second half of NaviSite’s last fiscal year. In addition, NaviSite reduced its EBITDA breakeven requirement from $44 million in revenues per quarter to less than $15 million in revenues per quarter. Operationally, NaviSite continued to improve on its industry-leading operating metrics and the quality of its service delivery capabilities. In addition to managing out non-productive customers, NaviSite also implemented new channel and partnership programs to provide a foundation for profitable growth.

Policy on Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to a company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure NaviSite’s stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interest of NaviSite or its stockholders.

COMPENSATION COMMITTEE

Andrew Ruhan, Chairman
Arthur Becker

Certain Relationships and Related Party Transactions

Change in Control by ClearBlue Technologies, Inc.

On September 11, 2002, each of CMGI and Hewlett-Packard Financial Services Company (“HPFS”) sold and transferred to ClearBlue the following equity and debt interests in NaviSite:

•
Pursuant to a Note and Stock Purchase Agreement by and between ClearBlue and CMGI (the “CMGI Agreement”), CMGI sold and transferred to ClearBlue 71,029,391 shares of NaviSite Common Stock, representing approximately 76% of the outstanding capital stock of NaviSite, warrants to purchase 5,203,252 shares of NaviSite Common Stock exercisable at between $5.77 per share and $6.92 per share (the “Warrants”) and a 12%, convertible, senior secured note with an aggregate principal amount outstanding of $10 million (the “Former CMGI Note”); and

•
Pursuant to a Note and Stock Purchase Agreement by and between ClearBlue and HPFS (the “HPFS Agreement”), HPFS sold and transferred to ClearBlue 3,207,053 shares of NaviSite Common Stock, representing approximately 3.4% of the outstanding capital stock of NaviSite, and a 12%, convertible, senior secured note with an aggregate principal amount outstanding of approximately $55 million (the “Former HPFS Note”).

The following is a summary of the CMGI Agreement and the HPFS Agreement (the “Agreements”). For more information, please see complete copies of the Agreements, which are exhibits to ClearBlue’s Schedule 13D as filed with the SEC on September 18, 2002.

On September 11, 2002, ClearBlue and CMGI entered into the CMGI Agreement. Under the terms of the CMGI Agreement, (a) CMGI transferred to ClearBlue 71,029,391 shares of NaviSite Common Stock and the Warrants, (b) CMGI transferred to ClearBlue the Former CMGI Note and (c) ClearBlue transferred to CMGI 131,579 shares of ClearBlue common stock, representing approximately 2% of the issued and outstanding equity of ClearBlue after giving effect to the transactions with HPFS and CMGI described herein.

On September 11, 2002, ClearBlue and HPFS entered into the HPFS Agreement. Under the terms of the HPFS Agreement, (a) HPFS transferred to ClearBlue 3,207,053 shares of NaviSite Common Stock, (b) HPFS transferred to ClearBlue the Former HPFS Note and assigned to ClearBlue, which ClearBlue assumed, that certain Guarantee and Security Agreement and related agreements, including all rights thereunder, and (c) ClearBlue transferred to HPFS 1,447,368 shares of ClearBlue common stock, representing approximately 22% of the issued and outstanding equity of ClearBlue after giving effect to the transactions with HPFS and CMGI described herein.

After the consummation of these transactions on September 11, 2002, NaviSite’s Board of Directors, which previously had consisted of David S. Wetherell and George A. McMillan, fixed the size of the Board of Directors at four and elected Andrew Ruhan and Arthur Becker to the Board of Directors to fill the two vacancies created by the increase in the size of the Board of Directors. Mr. Wetherell is the Chairman of CMGI, and Mr. McMillan is the President and Chief Executive Officer of CMGI. As a result of CMGI’s reduction in ownership of NaviSite, Messrs. Wetherell and McMillan resigned from the Board of Directors on October 2, 2002, and these resignations caused a change in the majority of the Board of Directors. On October 24, 2002, Gabriel Ruhan was elected as a director, resulting in three active members and one vacancy on the Board of Directors. At present, all of NaviSite’s Board of Directors members are officers or directors of ClearBlue.

On December 12, 2002, ClearBlue Finance, Inc., a wholly owned subsidiary of ClearBlue (“ClearBlue Finance”), (i) converted in full the Former CMGI Note and (ii) converted $10 million of the Former HPFS Note. A new note (the “Note”) was issued to ClearBlue Finance with respect to the portion of the outstanding principal and interest due under the Former HPFS Note that was not converted ($45,093,333.33). On December 12, 2002, NaviSite issued 76,923,076 shares of NaviSite common stock to ClearBlue Finance upon the conversion and partial conversion, respectively, of the Former CMGI Note and the Former HPFS Note. In addition, NaviSite issued 6,884,135 shares of NaviSite Common Stock for payments of interest due under the Former CMGI Note and Former HPFS Note on December 12, 2002. As part of the conversion of the notes, $469,000 of accrued interest related to the converted notes was converted into approximately 2.1 million shares of NaviSite Common Stock at the time of the conversion and partial conversion, respectively, of the Former CMGI Note and the Former HPFS Note.

Also on December 12, 2002:

•	ClearBlue gave NaviSite the right, at NaviSite’s option, to prepay 100% of the interest accrued at December 12, 2002 on the Note in NaviSite common stock;

•	NaviSite prepaid the $1.1 million of interest related to the Note in approximately 4.8 million shares of NaviSite Common Stock;

•	ClearBlue waived all interest for the period December 12, 2002 through December 31, 2003 resulting from the Note; and

•	ClearBlue cancelled the Warrants.

As a result of the transactions contemplated by the CMGI Agreement and the HPFS Agreement and subsequent interest payments made by NaviSite to ClearBlue pursuant to the Former CMGI Note and Former HPFS Note, ClearBlue owns as of December 12, 2002, directly or indirectly through its wholly owned subsidiaries, 334,730,072 shares of NaviSite Common Stock, assuming full conversion of the Note, which represents 94.49% of outstanding NaviSite Common Stock.

Real Estate Lease Restructuring

        In September 2002, in exchange for the consent of 400 River Limited Partnership (the “Landlord”) to the transaction between ClearBlue, HPFS and CMGI, ClearBlue entered into an agreement with the Landlord regarding the property located at 400 Minuteman Road in Andover, Massachusetts (the “Building”). Upon the consent of General American Life Insurance Company as mortgage holder of the Building, NaviSite will enter into a series of transactions (collectively, the “Transactions”) with the Landlord for the Building in the form of a purchase, sale and new lease of the Building. As a result of the Transactions, NaviSite will reduce its total rented office space in the Building from 153,000 to 76,500 square feet. The reduced space profile will be at the same price per square foot and for the same term as prior to the Transactions. NaviSite will purchase the Building for $16,356,901 subject to the current mortgage of $10,856,901 and will pay the difference, $5,500,000, in cash at closing. $2,000,000 of that cash will be paid out of the cash on hand at NaviSite and the remaining $3,500,000 will be paid by allowing the Landlord to draw on the letter of credit that NaviSite tendered pursuant to the original lease. The cash deposit of $2,500,000 that NaviSite tendered pursuant to the original lease will also be released to the Landlord. Upon the closing of the purchase of the Building, NaviSite will sell the Building, along with its leasehold improvements and certain furniture and fixtures, to Farm Associates Limited Partnership, an affiliate of the Landlord, for $10,857,400, in the form of the assumption of the mortgage by Farm Associates Limited Partnership, and enter into the new lease agreement for the 76,500 rentable square feet in the Building as described above. On November 12, 2002, NaviSite, ClearBlue, the Landlord and Farm Associates Limited Partnership mutually agreed to extend the closing date for the Transactions until January 31, 2003, subject to all conditions to closing then being satisfied. Pursuant to that extension agreement, NaviSite will receive reimbursement from the Landlord: (i) for one-half of the base rent, taxes and insurance costs it incurs for the Building from November 13, 2002 to January 31, 2003 and (ii) $400,000 in the event the Landlord rents to another tenant 35,000 square feet or more of the space in the Building before August 1, 2003.

Relationships and Transactions Between NaviSite and CMGI

Immediately prior to consummation of the transactions contemplated by the CMGI Agreement, CMGI owned 71,029,391 shares of NaviSite Common Stock, the Warrants and the Former CMGI Note. Mr. McMillan serves as President and Chief Executive Officer and a member of the Board of Directors of CMGI. Mr. Wetherell serves as Chairman of the Board and Secretary of CMGI. The following is a summary of the material arrangements and transactions between NaviSite and CMGI or CMGI’s affiliates.

NaviSite-CMGI Intercompany Indebtedness

On August 19, 2002, NaviSite settled its intercompany liability to and receivables from CMGI and certain CMGI subsidiaries for transactions occurring through May 31, 2002 for $3.2 million. The $3.2 million was remitted to CMGI in August 2002. The net intercompany liability consisted of equipment lease charges, facilities and administrative support expenses, employee-related expenses and amounts paid directly by CMGI on NaviSite’s behalf. The $4.5 million gain on the settlement was recorded as a contribution to additional paid-in capital as of July 31, 2002 as the transaction was considered to be a settlement of debt between entities under common control. The amount due to CMGI at July 31, 2002 consisted of the $3.2 million settlement and support charges for June and July 2002.

Leases, Construction Contracts and CMGI Guarantees

In connection with NaviSite’s real property lease for a facility located in California, CMGI provided NaviSite’s landlord with a guarantee of all of NaviSite’s obligations under the lease.

Certain of the equipment that NaviSite uses or provides to its customers for their use in connection with NaviSite’s services is provided under leases executed or guaranteed by CMGI. Since NaviSite’s initial public offering in October 1999, CMGI has ceased to guarantee new leases, and accordingly, NaviSite or NaviSite’s customers must obtain this equipment from third parties without a CMGI guarantee.

Debt Financings

On October 29, 2001, NaviSite entered into an agreement with CMGI, HPFS and certain affiliates of HPFS pursuant to which NaviSite received a total of approximately $65 million in financing from HPFS and CMGI. Under the terms of the agreement and this financing, the parties thereto agreed to the following:

•
NaviSite received $20 million and $10 million in cash from HPFS and CMGI, respectively, and NaviSite purchased $35 million of equipment from HPFS leased by NaviSite under operating lease agreements expiring through 2003 in exchange for the Former HPFS Note and the Former CMGI Note. The Former HPFS Note also allows NaviSite to finance past due lease payments, the sales tax on the equipment purchased and the outright purchase of the equipment. The notes bear interest at 12% and require payment of interest only for the first three years from the date of issuance. At NaviSite’s option, NaviSite may make interest payments (i) 100% in shares of NaviSite Common Stock through December 2007, in the case of the Former CMGI Note, and (ii) approximately 16.67% in shares of NaviSite Common Stock, through December 2003, in the case of the Former HPFS Note. Principal and interest payments are due on a straight line basis commencing in year four until maturity on December 31, 2007. The convertible notes are secured by substantially all assets of NaviSite and cannot be prepaid. The principal balances may be converted into NaviSite Common Stock at the option of the holders at any time prior to maturity at a conversion rate of $0.26 per share.

•
CMGI also agreed to convert its $80 million in aggregate principal amount, plus accrued interest, outstanding under certain 7.5% convertible subordinated notes due on December 12, 2003 into approximately 14.7 million shares of NaviSite Common Stock. In addition, CMGI agreed to convert approximately $16.2 million in other intercompany indebtedness due by NaviSite to CMGI into approximately 9.9 million shares of NaviSite Common Stock. These notes were converted on November 8, 2001.

Holders of the convertible notes are entitled to both demand and “piggyback” registration rights, and the holder of the Former HPFS Note is entitled to anti-dilution protection under certain circumstances. The agreement with HPFS and CMGI also contains certain restrictive covenants, including, but not limited to, limitations on the issuance of additional debt, the sale of equity securities to affiliates and certain acquisitions and dispositions of assets.

Pursuant to the HPFS Agreement and the CMGI Agreement, the Former HPFS Note and the Former CMGI Note were transferred to ClearBlue. The payment of interest in NaviSite Common Stock requires that NaviSite be listed for trading on the Nasdaq National Market. On May 10, 2002, NaviSite applied to transfer voluntarily to the Nasdaq SmallCap Market. On June 4, 2002, Nasdaq approved NaviSite’s transfer application, and the NaviSite Common Stock was transferred to the Nasdaq SmallCap Market at the opening of business on June 10, 2002. As a result of NaviSite’s transfer to the Nasdaq SmallCap Market, NaviSite was required to make 100% of the interest payments in cash or receive a waiver from the holders of the convertible notes for the Nasdaq National Market requirement. On October 10, 2002, NaviSite received a waiver from ClearBlue permitting the payment of interest to be made in the form of NaviSite Common Stock consistent with NaviSite’s listing on the Nasdaq SmallCap Market and waiving any noncompliance of timely payments of interest or principal.

On December 12, 2002, ClearBlue Finance (i) converted in full the Former CMGI Note and (ii) converted $10 million of the Former HPFS Note. The Note was issued to ClearBlue Finance with respect to the portion of the outstanding principal and interest due under the Former HPFS Note that was not converted ($45,093,333.33). On December 12, 2002, ClearBlue gave NaviSite the right, at NaviSite’s option, to prepay 100% of the interest accrued at December 12, 2002 on the Note in NaviSite Common Stock. On December 12, 2002, NaviSite prepaid the $1.1 million of interest related to the Note in approximately 4.8 million shares of NaviSite Common Stock. In addition, ClearBlue waived all interest for the period December 12, 2002 through December 31, 2003 resulting from the Note.

Facilities and Administrative Support Agreement

Upon completion of NaviSite’s initial public offering, NaviSite entered into a facilities and administrative support agreement with CMGI under which CMGI provides various services to NaviSite, including employee benefit administration, health and dental insurance, enterprise IT services and resources, including human resources, Internet marketing and business development.

The fees payable by NaviSite for the availability of services were typically determined through an allocation of CMGI’s costs based upon the proportion of NaviSite’s employee headcount to the total headcount of CMGI and other CMGI affiliates using the same services. Under the facilities and administrative support agreement, NaviSite paid CMGI a monthly fee reflecting the cost of the services provided by CMGI based on the total number of NaviSite’s employees and consultants on the last day of that month.

The initial term of this agreement was one year from the date of NaviSite’s initial public offering, with automatic renewals at the end of the initial term and each renewal term for successive one-year periods. Either party is permitted to terminate the facilities and administrative support agreement upon prior written notice. During the last fiscal year, NaviSite received services from CMGI under the facilities and administrative support agreement and incurred lease charges related to CMGI-leased equipment utilized by NaviSite. The related liability for the services and lease charges was settled as follows: $2.3 million was converted into NaviSite Common Stock on November 8, 2001, $2.1 million was netted against amounts due NaviSite by CMGI and $3.9 million was settled in cash payments subsequent to NaviSite’s last fiscal year end.

The facilities and administrative support agreement automatically terminated on September 11, 2002 as a result of the consummation of the transactions contemplated by the CMGI Agreement, however CMGI agreed to continue to provide certain services requested by NaviSite under the facilities and administrative support agreement until September 30, 2002. NaviSite and CMGI now settle all liabilities and receivables in cash on a gross basis, and CMGI continues to provide certain services to NaviSite pursuant to a Transition Services Agreement NaviSite entered into with CMGI on November 25, 2002 as NaviSite transitions to a service agreement with ClearBlue or to other third-party suppliers.

Tax Allocation Agreement

Upon completion of NaviSite’s initial public offering, NaviSite entered into a tax allocation agreement with CMGI to allocate responsibilities, liabilities and benefits relating to taxes. NaviSite is required to pay its share of income taxes shown as due on any consolidated, combined or unitary tax returns filed by CMGI for tax periods ending on or before or including the date as of which NaviSite will no longer be a member of CMGI’s group for federal, state or local tax purposes, as the case may be. CMGI indemnifies NaviSite against liability for all taxes in respect of consolidated, combined or unitary tax returns for periods as to which CMGI is filing group returns which include NaviSite. Accordingly, any redetermined tax liabilities for those periods will be the responsibility of CMGI, and any refunds or credits of taxes attributable to NaviSite or NaviSite’s subsidiaries in respect of consolidated, combined or unitary tax returns for those periods will be for the account of CMGI. NaviSite is responsible for filing any separate tax returns for any taxable period and is responsible for any tax liabilities, and entitled to any refunds or credits of taxes, with respect to separately filed tax returns. NaviSite is required to indemnify CMGI against any tax liability with respect to separately filed tax returns.

Neither CMGI nor NaviSite has any obligation to make any payment to the other party for the use of the other party’s tax attributes, such as net operating losses. However, if one party realizes a windfall tax benefit because of an adjustment to items on the other party’s tax return, the party that realizes the windfall tax benefit is required to pay to the other party the actual incremental tax savings it has realized. For example, if an expense deducted by CMGI for a period prior to the closing date were disallowed and required to be capitalized by NaviSite for a period after the closing date, thereby generating future depreciation deductions to NaviSite, NaviSite would be required to pay to CMGI any incremental tax savings as a result of the depreciation deductions when those tax savings are actually realized by NaviSite.

Each of NaviSite and CMGI has control of any audit, appeal, litigation or settlement of any issue raised with respect to a tax return for which it has filing responsibility. Payments of claims under the agreement must be made within 30 days of the date that a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to underpayments of the applicable tax. Any dispute concerning the calculation or basis of determination of any payment provided under the tax allocation agreement will be resolved by a law firm or “big four” accounting firm selected and paid for jointly by the parties.

Investor Rights Agreement

Upon completion of NaviSite’s initial public offering, NaviSite entered into an investor rights agreement with CMGI under which NaviSite granted CMGI registration rights and rights to purchase shares of NaviSite Common Stock to maintain CMGI’s majority ownership. This agreement was amended and restated on November 8, 2001 in connection with the HPFS and CMGI financing. Under the amended and restated agreement, CMGI and HPFS have the right to demand that NaviSite register on Form S-1 or Form S-3 (or any successor forms) the sale under the Securities Act of all or part of their shares of NaviSite Common Stock having an aggregate value of at least $2.5 million. NaviSite is not required to effect more than five registrations initiated by CMGI or more than ten registrations initiated by HPFS. CMGI and HPFS also are entitled to include shares of NaviSite Common Stock in a registered offering by NaviSite of NaviSite’s securities for NaviSite’s own account, subject to the underwriters’ right to reduce the number of included shares. NaviSite will pay all costs associated with its registration of shares pursuant to this agreement, other than underwriting discounts and commissions and various other expenses. In connection with the consummation of the transactions contemplated by the HPFS Agreement and the CMGI Agreement, ClearBlue is entitled to the rights and obligations of HPFS and CMGI under the investor rights agreement.

Other Transactions with CMGI and its Affiliates

NaviSite has agreements with certain CMGI affiliates under which NaviSite provides these affiliates with web site and Internet application hosting services, together with enhanced server management for both web sites and Internet applications and specialized application management services. NaviSite also rents sophisticated software applications to a number of these affiliates and provides consulting services to each of these affiliates on an as-needed basis.

NaviSite’s existing service agreements with CMGI affiliates are routine commercial transactions entered into in the ordinary course of NaviSite’s business. NaviSite anticipates that it may continue to enter into routine commercial transactions with CMGI and its affiliates in the future. Currently, however, NaviSite has no right-of-first-refusal arrangements, business opportunity allocation agreements or other material contractual arrangements or understandings with CMGI or any of its affiliates regarding the continued sale of NaviSite’s services to CMGI or its affiliates.

In general, in pricing the services provided to CMGI and its affiliates, NaviSite has: negotiated the services and levels of service to be provided; calculated the price of the services at those service levels based on NaviSite’s then-current, standard prices; and discounted these prices by 10%. This pricing policy is not dictated by or provided for in any contractual arrangement. The discounts NaviSite provides to CMGI and its affiliates, which also are available to industry partners and other parties engaged in co-marketing or referral arrangements with NaviSite, are afforded to CMGI and, at CMGI’s direction, its affiliates because of CMGI’s customer referral relationship with NaviSite. Although there are no agreements to this effect between NaviSite and CMGI, NaviSite expects both its customer referral relationship with CMGI and the discounted pricing for services provided to CMGI and its affiliates to continue. Pursuant to the CMGI Agreement, CMGI agreed to negotiate in good faith and to use best efforts to cause certain of its affiliates to negotiate in good faith to enter into new web hosting agreements with NaviSite upon the expiration of their respective current web hosting agreements. Such new agreements are to be on commercially reasonable terms at prevailing market rates at the time of negotiation based on the needs of CMGI and such affiliates.

NaviSite derived revenues of approximately $3.5 million during the last fiscal year from CMGI and approximately $15.0 million during the last fiscal year from the subsidiaries and affiliates of CMGI.

Compaq Financial Services Corporation

NaviSite has entered into a Master Lease and Financing Agreement with Compaq Financial Services Corporation (now known as Hewlett-Packard Financial Services Company, which is referred to herein as HPFS), pursuant to which HPFS may lease equipment and computer software programs to NaviSite and provide financing for license fees related to computer software programs and other services. As of October 31, 2001, NaviSite’s outstanding balance under the agreement was approximately $27 million. On November 8, 2001, NaviSite purchased certain equipment previously leased from HPFS by issuing a note payable in the face amount of approximately $35 million. HPFS and CMGI also loaned NaviSite $20 million and $10 million, respectively, in cash. In exchange for the cash infusion, NaviSite issued notes payable in the face amounts of $20 million and $10 million to HPFS and CMGI, respectively, making the total notes payable issued by NaviSite to HPFS and CMGI, approximately $55 million and $10 million, respectively.

The notes require payment of interest only, at 12% per annum, for the first three years from the date of issuance and then repayment of interest and principal, on a straight-line basis, over the next three years until maturity on the sixth anniversary of the date of issuance. At NaviSite’s option, it may make interest payments (i) 100% in shares of NaviSite Common Stock, in the case of amounts owed under the Former CMGI Note, through December 2007 and (ii) approximately 16.67% in shares of NaviSite Common Stock, in the case of amounts owed under the Former HPFS Note, through December 2003. The principal balance is convertible into NaviSite Common Stock at the option of the holders at any time prior to or at maturity at a rate of $0.26 per share. CMGI also converted its $80 million in aggregate principal amount of notes receivable from NaviSite, plus the accrued interest thereon, into approximately 14.7 million shares of NaviSite Common Stock. CMGI also converted approximately $16.2 million in other amounts receivable from NaviSite into approximately 9.9 million shares of NaviSite Common Stock.

These notes were transferred to ClearBlue on September 11, 2002 as described above in the sections entitled “Change in Control by ClearBlue Technologies, Inc.” and “Debt Financings.” On December 12, 2002, ClearBlue Finance (i) converted in full the Former CMGI Note and (ii) converted $10 million of the Former HPFS Note as described above in the sections entitled “Change in Control by ClearBlue Technologies, Inc.” and “Debt Financings.”

Compaq Computer Corporation

On March 25, 2002, NaviSite entered into a strategic alliance agreement with Compaq Computer Corporation (Compaq), now a wholly owned subsidiary of Hewlett-Packard Company (HP). HPFS is also a wholly owned subsidiary of HP and, at the time NaviSite entered into the strategic alliance agreement, HPFS was the holder of the Former HPFS Note. The strategic alliance agreement provides for NaviSite and Compaq to commit resources as appropriate to collaborate with one another to develop mutually agreed products and services solutions, to generate new strategic business opportunities for both Compaq and NaviSite and to capitalize on joint regional sales efforts.

Comparative Stock Performance

The following graph compares the cumulative total return to stockholders of NaviSite Common stock for the period from October 22, 1999, the date NaviSite Common Stock was first traded on the Nasdaq National Market, through July 31, 2002, with the cumulative total return over the same period of (i) NaviSite Common Stock, (ii) the Goldman Sachs Internet Index (see Note 1 below), (iii) the Nasdaq Composite Index and (iv) a peer group index of thirteen publicly traded companies that provide similar services to those of NaviSite (the “Peer Group Index”). The graph assumes the investment of $100 in NaviSite Common Stock (at the closing price on the date of NaviSite’s initial public offering) and in each of such indices (and the reinvestment of all dividends, if any) on October 22, 1999. The performance shown is not necessarily indicative of future performance.

Measurement Period (Fiscal Year Covered)	NaviSite, Inc.	Goldman Sachs Internet Index (1)	Nasdaq Composite Index	Peer Group Index (2)
10/22/99	$100.00	$100.00	$100.00	$100.00
7/31/00	$243.30	$88.80	$133.70	$95.97
7/31/01	$4.30	$25.40	$71.90	$79.57
7/31/02	$0.69	$22.32	$47.18	$47.60

(1)
The Goldman Sachs Internet Index is a modified-capitalization weighted index of over a dozen stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. In prior years, NaviSite has obtained the Goldman Sachs Internet Index directly from Goldman Sachs & Co. Due to its inability to obtain access to the data constituting the Goldman Sachs Internet Index during NaviSite’s last fiscal year directly from Goldman Sachs & Co., NaviSite constituted the last data point for the Goldman Sachs Internet Index above using the same companies previously included in the Goldman Sachs Internet Index with the exception of five companies that could no longer be included because they were delisted, acquired or merged out of existence in the last year. NaviSite has included the Goldman Sachs Internet Index above solely for purposes of comparison since it was used in NaviSite’s immediately preceding fiscal year. NaviSite does not expect to use the Goldman Sachs Internet Index in the future since it believes that the Goldman Sachs Internet Index no longer best reflects companies that provide similar services to NaviSite.

(2)
The Peer Group Index is a modified-capitalization weighted index of thirteen stocks selected by NaviSite that represent the following publicly traded companies: International Business Machines Corporation, Electronic Data Systems Corporation, Computer Sciences Corporation, divine, inc., Level 3 Communications, Inc., Qwest Communications International Inc., Sprint Corporation, AT&T Corp., Digex, Incorporated, Genuity Inc., Akamai Technologies, Inc., Corio, Inc. and SBC Communications Inc.

Notwithstanding anything to the contrary set forth in any of NaviSite’s filings under the Securities Act or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the Report of the Compensation Committee and the Comparative Stock Performance Graph shall not be deemed incorporated by reference into any such filings.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP to audit NaviSite’s financial statements for the fiscal year ending July 31, 2003. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite’s inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite’s independent auditors, the Audit Committee and the Board of Directors will reconsider its selection. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as NaviSite’s independent auditors for the fiscal year ending July 31, 2003.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

Adjournments of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by the chairman of the annual meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the annual meeting, including for the purpose of soliciting additional proxies. However, no proxies voted against Proposals No. 2 or 3 will be voted in favor of adjournment of the Annual Meeting for the purpose of soliciting additional proxies with respect to any such proposal.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented in NaviSite’s proxy statement and form of proxy for the 2003 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must be received by NaviSite no later than August 25, 2003 in order to be included in NaviSite’s proxy statement and form of proxy relating to that meeting.

Under the By-Laws, proposals of stockholders intended to be submitted for a formal vote at NaviSite’s 2003 Annual Meeting of Stockholders (other than proposals intended to be included in NaviSite’s proxy statement and form of proxy in accordance with Rule 14a-8) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of NaviSite at its principal executive offices no earlier than October 24, 2003 and no later than November 8, 2003.

ANNUAL REPORT AND FORM 10-K

Concurrently with this Proxy Statement, NaviSite is sending a copy of its 2002 Annual Report to all of its stockholders of record as of December 2, 2002. The 2002 Annual Report contains NaviSite’s audited consolidated financial statements for the fiscal year ended July 31, 2002.

A copy of NaviSite’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002 filed with the SEC may be accessed from the SEC’s homepage (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention: Investor Relations.

By order of the Board of Directors,

Kevin H. Lo
Secretary

December 23, 2002

PROXY

NAVISITE, INC.
400 Minuteman Road
Andover, Massachusetts 01810

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoint(s) Patricia Gilligan and Kevin H. Lo, and each of them singly, with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of NaviSite, Inc. (“NaviSite”) held of record by the undersigned on December 2, 2002 at the Annual Meeting of Stockholders to be held on January 21, 2003 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

NAVISITE, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Stockholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope.

Thank you in advance for your prompt consideration of these matters.

☒ Please mark votes as in this example.

A vote FOR the director nominees (Proposal No. 1) and FOR proposal numbers 2 and 3 is recommended by the Board of Directors.

1. Election of Directors Nominees:	(01) Andrew Ruhan, (02) Arthur Becker and (03) Gabriel Ruhan.	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐

☐
    For all nominees except as noted above

2. Ratification of the selection of KPMG LLP as independent auditors for the fiscal year ending July 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE OR COMMENTS AND NOTE ON REVERSE. ☐

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature:	Date:
Signature:	Date: